Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of September 30, 2006, by and between Western Union LLC (“WULLC”), a Colorado limited liability company, The Western Union Company, a Delaware corporation (hereinafter individually and collectively the “Company”), and Scott T. Scheirman (“Executive”).

WHEREAS, in connection with the distribution of the shares of The Western Union Company to the shareholders of First Data Corporation (“the Spin Off”), the Company now desires to employ Executive in the role of Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) pursuant to the terms of this Agreement, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the Company’s employment of Executive, the mutual promises and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending legally to be bound agree as follows:

1. Employment. This Agreement shall become effective October 1, 2006, at which time the Company will promote the Executive to the role of EVP and CFO and the Executive hereby agrees to accept the promotion upon the terms and subject to the conditions contained in this Agreement. The term of this Agreement shall commence October 1, 2006 and, unless terminated earlier pursuant to Sections 4, shall end on November 30, 2008 (such period referred to herein as the “Employment Period”).

2. Position and Duties; Responsibilities.

(a) Executive shall have responsibility for performing for and on behalf of the Company such duties and functions as are necessary and reasonably related to the role and responsibilities of the EVP and CFO, and such other duties and responsibilities as may be determined from time to time by the Chief Executive Officer or the Executive Vice President, Financial and Strategic Development (“EVP Finance and Strategic Development”) of the Company, including serving as an officer or board member of Company affiliates; provided approval by the Company’s General Counsel is given and no conflict of interest exists in such serving in such role. The Executive shall report to the EVP Finance and Strategic Development. Executive shall be a member of the Western Union Executive Committee.

(b) Executive covenants and agrees that, at all times during the Employment Period, he shall faithfully, loyally, and to the best of his ability, experience, and talents devote his full business time, attention and best efforts to perform all duties that may be reasonably required of and from him pursuant to the terms hereof, and shall be bound by all policies, rules, and regulations of the Company in effect from time to time which are applicable to the Company’s employees generally or to Executive in particular except as provided to the contrary in this Agreement. During the Employment Period, Executive will not, directly or indirectly, whether as an officer, director, agent, partner, associate, representative, consultant, employee, or otherwise, become or be employed by or perform services for any other entity without the written consent of the Company.

3. Compensation and Benefits. During the Employment Period, the Company agrees to provide to Executive the following compensation and benefits under this Agreement subject to the terms and conditions of this Agreement:

(a) Executive shall be paid a base salary at the rate of $425,000 per year, payable semi-monthly in accordance with the Company’s normal payroll practices, net of required or permitted withholdings and deductions, effective October 1, 2006.

(b) Executive shall receive incentive payments in accordance with the bonus plan applicable to similarly situated executives (“Bonus Plan”), subject to the terms and conditions of the Bonus Plan and Executive’s continued employment pursuant to the terms of this Agreement. Payment under the Bonus Plan, if any, will be based on the Company’s achievement of its annual financial goals, together with any other performance measures applicable to Executive under the Bonus Plan for the relevant year. Executive’s current 2006 Target Bonus will remain in effect for the entirety of 2006 and any bonus payable to Executive for 2006 shall be based upon the performance measures currently in effect under the Bonus Plan for 2006. However, if the other Executive Committee Members’ 2006 Target Bonuses are adjusted upwards, Executive’s 2006 Target Bonus will also be adjusted upwards. Beginning January 1, 2007 and throughout the term of this Agreement, Executive’s new Target Bonus shall be 65% to 75% of his 2007 base salary.

(c) Executive will be eligible for an annual merit and Target Bonus increase.

(d) On or about September 29, 2006, Executive shall receive a grant of Western Union stock options and restricted stock valued at approximately $1,912,500 determined as of the date of grant by the Western Union Compensation Committee (“Spin Off Grant”). This Spin Off Grant is awarded subject to its terms and conditions for the fourth quarter of 2006, and for the years 2007 and 2008.

(e) Executive, as a member of the Executive Committee, is eligible for reimbursement of financial planning costs of up to $20,000 in the first year and up to $10,000 for each succeeding year, subject to the terms and conditions of the financial planning policy. The Company reserves the right to amend or terminate this benefit for Executive Committee members at any time.

(f) Executive will receive stock options, restricted stock and other compensation subject to their terms and conditions consistent with similarly situated members of the Executive Committee. Executive will receive indemnification to the extent permitted by the Company’s Articles and By-Laws.

(g) Notwithstanding the foregoing, Executive shall also be eligible to participate in the Company’s long-term incentive (equity) compensation, 401(k), nonqualified deferred compensation, health, disability and group life insurance plans on the same basis as similarly-situated employees of the Company, subject to the terms of the relevant plans, programs, or arrangements and in accordance with the Company’s policies. The Company reserves the right to alter, suspend, amend or terminate, at any time, any and all of its employee benefit and executive compensation plans, policies or fringe benefits, in whole or in part, at any time with or without notice. If the Company’s aggregate contribution to 401(k) or other retirement plans on behalf of Executive is less than that received by Executive prior to the Spin Off and the effective date of this Agreement, Executive’s annual base salary shall be increased to make up the difference.

4. Termination of Employment.

During the Employment Period, Executive’s employment is subject to the provisions of this Agreement and may be terminated by the Company or Executive at any time under the terms of this Agreement.

(a)	February 2008 Termination Election.

(i)	At any time during February 2008, either the Company or Executive may give notice to the other party that the employment relationship will be terminated effective November 30, 2008 (“February 2008 Termination Election”). In the event of such notice, the Executive will receive termination payments set forth in Section 5 (“Termination Payments A”), subject to the terms of this Agreement, and the execution of an Agreement and Release to the Company in the form attached as Exhibit A (“Agreement and Release”).

(ii)	Executive’s entitlement to Termination Payments A will vest upon the February 2008 Termination Election subject to Executive not having been terminated for Cause, Death, Disability, in connection with a Change in Control as defined in the applicable Western Union severance policy, or pursuant to Section 4(c) between the February 2008 Termination Election and November 30, 2008 and subject to the Executive’s execution of an Agreement and Release on or within 21 days of November 30, 2008.

(iii)	Waiver of Severance. To receive the Termination Payments A, Executive will be required to waive all rights to any severance otherwise payable under any applicable Western Union severance policy, if any. Failure of either party to make the February 2008 Termination Election terminates any right to Termination Payments A. Except as provided in this Agreement, at all subsequent times during the Employment Period and thereafter if applicable, Executive will be subject to the terms of the applicable Western Union severance policy, if any, and its terms will supersede the severance provisions of this Agreement.

(b)	Resignation for Good Reason or No Cause Termination.

Good Reason Resignation.

(i)	Executive may notify the Company no later than the end of February 2008 of his election to terminate his employment for “Good Reason”.

Good Reason means any one or more of the following: (A) action by the Company resulting in a diminution of the Executive’s titles or positions with the Company; (B) a reduction in the Executive’s Base Salary or Target Bonus; or (C) any action by the Company to require the relocation of the Executive more than thirty-five (35) miles from the Executive’s current principal work location without the Executive’s consent. Within 30 days after Executive becomes aware of one or more actions or inactions described in the preceding sentence, Executive shall deliver written notice to the Company of the action(s) or inaction(s) (the “Good Reason Notice”). The Company shall have 30 days after the Good Reason Notice is delivered to cure the particular action(s) or inaction(s). If the Company so effects a cure, the Good Reason Notice will be deemed rescinded and of no further force and effect.

In the event Executive serves the Company with a Good Reason Notice no later than the end of February 2008 and the Company does not effect a cure, the Executive will receive termination payments as set forth in Section 6 (“Termination Payments B”), subject to Executive not having terminated for Cause as defined in (c) below, Death, Disability, or in connection with a Change in Control as defined in the applicable Western Union severance policy before the Good Reason Termination Date and the execution of the Agreement and Release by Executive on or within 21 days of the Good Reason Termination Date. The “Good Reason Termination Date” will be the last day of the 30 day period.

No Cause Termination.

(ii)	In the event the Company involuntarily terminates Executive on or before February 29, 2008, other than for Cause as defined in (c) below, and other than on account of Death, Disability or in connection with a Change in Control as defined in the applicable Western Union severance policy, Executive will receive Termination Payments B subject to the terms of this Agreement and the execution of an Agreement and Release by Executive. The Company agrees to give Executive written notice of his No Cause Termination (“No Cause Termination Notice”). Executive’s termination date shall be the last day of the two-week period beginning on the day of Executive’s receipt of written notice as provided in Section 8 (“No Cause Termination Date”). If no written notice is provided, Executive’s effective termination date is two weeks from when no cause termination is orally given.

(iii)

Waiver of Severance. To receive the Termination Payments B, Executive will be required to waive all rights to any severance otherwise payable under any applicable Western Union severance policy, if any. Failure of Executive to give a Good Reason Notice or receive a No Cause Termination Notice by the end of February 2008 terminates any right to Termination Payments B. Except as provided in this Agreement, at all subsequent times during the Employment Period and thereafter if applicable, Executive will be subject to the terms of the applicable Western Union severance policy, if any, and its terms will supersede the severance provisions of this Agreement.

(iv)	Termination for Cause or Resignation Without Good Cause. If Company terminates Executive for Cause or Executive resigns without Good Reason, Executive shall not be entitled to receive any Termination Payments provided for in this Agreement or any other payments or benefits of any kind from the Company (except as required by applicable law or in accordance with the terms of the employee benefit plans and programs of the Company).

(c) (i)	Cause. “Cause” shall be defined as the willful and continued failure of Executive to substantially perform the duties assigned by the Company (other than a failure resulting from Disability), the willful engagement by Executive in conduct that is demonstrably injurious to Western Union (monetarily or otherwise), any act of dishonesty, the commission of a felony, the continued failure by Executive to meet performance standards, excessive absenteeism, or a significant violation by Executive of any statutory or common law duty of loyalty to the Company.

(ii)	Cause Only Upon A February 2008 Termination Election.

For purposes of determining Cause once either party has exercised the February 2008 Termination Election, “Cause” shall be defined as the willful and continued failure of Executive to substantially perform the duties assigned by the Company (other than a failure resulting from Disability), the willful engagement by Executive in conduct that is demonstrably injurious to Western Union (monetarily or otherwise), any act of dishonesty, the commission of a felony, the continued failure by Executive to meet performance standards related solely to Executive’s transition of his job responsibilities, in anticipation of his November 30, 2008 termination date, excessive absenteeism, or a significant violation by Executive of any statutory or common law duty of loyalty to the Company.

Only in the event of a February 2008 Termination Election and only if the Company terminates Executive, for the continued failure by Executive to meet performance standards related solely to Executive’s transition of his job responsibilities in anticipation of his November 30, 2008 termination date (“Performance Deficiency”) does the Company agree to give Executive written notice to the Executive (“Performance Cause Notice”). The

Performance Cause Notice shall state in writing the particular action(s) or inaction(s) related to Executive’s Performance Deficiency giving rise to the Performance Cause Termination, citing examples and setting forth definable, reasonable, and measurable job transition goals and responsibilities. The Executive shall have 30 days from the Performance Cause Notice to cure the particular action(s) or inaction(s) giving rise to the Performance Cause Notice. If the Company in its sole discretion determines that the definable, reasonable, and measurable job transition goals and responsibilities set forth in the written Performance Cause Notice have been satisfactorily met by the Executive, the Performance Cause Notice shall be deemed rescinded and of no force and effect.

(d) Death. Upon the death of Executive, all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement and any Company or the Company policy, plan or program shall cease immediately, except that Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)	accrued base salary and vacation pay, less required and authorized withholding and deductions, through and including Executive’s date of death;

(ii)	other employee benefits to which Executive or Executive’s beneficiaries are entitled on the date of death in accordance with the terms of the employee benefit plans and programs of the Company; and

(iii)	if either party gives notice under either Sections 4(b) or (c) and Executive dies after becoming eligible for Termination Payments A or B, as applicable, and executing an Agreement and Release but before full payment of all cash Termination Payments, the remaining cash Termination Payments will be paid to the Executive’s estate or representative in one lump sum. If either party gives notice under either Sections 4(b) or (c) during the Employment Period and Executive dies before executing an Agreement and Release, his estate or representative may not execute an Agreement and Release, and no Termination Payments will be available to Executive.

(e) Disability. The Company may, at its option, terminate Executive’s employment during the Employment Period upon written notice to Executive if Executive becomes disabled. “Disability” means the inability of the Executive to substantially perform such Executive’s duties and responsibilities due to a physical or mental condition (i) that would entitle such executive to benefits under the Company’s long-term disability plan or, if the Western Union Compensation Committee deems it relevant, any disability rights provided as a matter of local law or (ii) if such Executive is not eligible for long-term disability benefits under any plan sponsored by the Company, that would, as determined by the Western Union Compensation Committee, entitle such Executive to benefits under the Company’s long-term disability plan if the Executive were eligible therefore. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that Executive shall be entitled to:

(i)	accrued base salary and vacation pay, less required and authorized withholding and deductions, through and including the effective date of Executive’s termination of employment; and

(ii)	other employee benefits to which Executive is entitled upon termination of employment in accordance with the terms of the employee benefit plans and programs of the Company.

(f) Cooperation & Indemnification. In the event of Executive’s termination of employment, Executive agrees to reasonably assist and cooperate with the Company, its subsidiaries and Affiliates and/or their agents, officers, directors and employees (i) on matters relating to the tasks for which Executive was responsible, or about which Executive had knowledge before termination of employment or which may otherwise be within the knowledge of Executive and (ii) in connection with any existing or future disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company in which the Company deems Executive’s cooperation necessary. The Company will reimburse Executive for reasonable out of pocket expenses incurred in connection therewith, in accordance with Company policy. Executive shall be eligible for such indemnification as is provided for by the bylaws of the Company.

5. Termination Payments A.

(a) The Termination Payments will be an amount equal to two times the sum of Executive’s annual base salary and annual Target Bonus (Annual Target Bonus will be calculated at 70% of the then current base salary) plus a prorated amount of Executive’s annual Target Bonus (Annual Target Bonus will be calculated at 70% of the then current base salary) payable to the Executive for 2008. Such prorated amount shall be equal to the product of (1) the Executive’s Target (Annual Target Bonus will be calculated at 70% of the then current base salary) for 2008 and (2) the ratio of the number of days elapsed during such year prior to November 30, 2008 to 365.

(b) The Termination period will be the 24 consecutive month period commencing on November 30, 2008 (“24 Month Termination Period”). But for Executive’s status as a “specified employee” under Section 409A of the Internal Revenue Code (“Code § 409A”), the Termination Payments would be paid in equal semi-monthly installments over the 24 Month Termination Period on the 15th and the last business day of each month, and would be paid no earlier than the eighth day following the date on which the Company has received Executive’s fully executed Agreement and Release. Because Executive is subject to Code § 409A, no payments shall be made to Executive during the first six months of the 24 Month Termination Period, and as soon as administratively practicable thereafter Executive shall receive a lump sum payment, less tax withholding and other legally allowed deductions, representing accumulated installment payments Executive would have received under this Agreement during such six month period but for his status as a “specified employee” under Code § 409A.

(c) Executive’s unvested non-qualified stock options and restricted stock awards awarded in the Spin Off Grant and any other non-qualified stock options and restricted stock awards granted between the Spin Off date through February 29, 2008 will become quick vested effective on March 1, 2008, and Executive’s non-qualified stock options (and stock appreciation rights, if any) will be exercisable until February 28, 2009, subject to the provisions of Code §409A or until the terms of such awards have expired, if earlier.

(d) The Company shall pay to the Executive a lump sum in an amount equal to the approximate difference in cost between COBRA premiums and active employee premiums for 18 months of COBRA coverage, less tax withholding and other legally allowed deductions, on the same date that the lump sum payment referenced in Section 6(b) is made, provided that Executive has made a timely election for COBRA coverage.

6. Termination Payments B.

(a) The Termination Payments will be an amount equal to two times the sum of Executive’s annual base salary and annual Target Bonus (Annual Target Bonus will be calculated at 70% of the then current base salary) plus a prorated amount of Executive’s annual Target Bonus (Annual Target Bonus will be calculated at 70% of the then current base salary) payable to the Executive for the year in which the Good Reason or No Cause Termination Date occurs. Such prorated amount shall be equal to the product of (1) the Executive’s Target Bonus (Annual Target Bonus will be calculated at 70% of the then current base salary) for the year in which the Good Reason or No Cause Termination Date occurs and (2) the ratio of the number of days elapsed during such year prior to the Good Reason or No Cause Termination Date to 365.

(b) The Termination period will be the 24 consecutive month period commencing on Executive’s Good Reason or No Cause Termination Date (“Good Reason or No Cause Termination Period”). But for Executive’s status as a “specified employee” under Code § 409A, the Termination Payments would be paid in equal semi-monthly installments over the 24 Month Termination Period on the 15th and the last business day of each month, and would be paid no earlier than the eighth day following the date on which the Company has received Executive’s fully executed Agreement and Release. Because Executive is subject to Code § 409A, no payments shall be made to Executive during the first six months of the 24 Month Termination Period, and as soon as administratively practicable thereafter Executive shall receive a lump sum payment, less tax withholding and other legally allowed deductions, representing accumulated installment payments Executive would have received under this Agreement during such six month period but for his status as a “specified employee” under Code § 409A.

(c) Executive’s unvested non-qualified stock options and restricted stock awards awarded in the Spin Off Grant and any other non-qualified stock options and restricted stock awards granted between the Spin Off date and the applicable Good Reason or No Cause Termination Date will become vested effective as of the Good Reason or No Cause Termination Date and will be exercisable for three months following the Good Reason or No Cause Termination Date subject to the provisions of Code §409A or until the terms of such awards have expired, if earlier.

(d) The Company shall pay to the Executive a lump sum in an amount equal to the approximate difference in cost between COBRA premiums and active employee premiums for 18 months of COBRA coverage, less tax withholding and other legally allowed deductions, on the same date that the lump sum payment referenced in Section 6(b) is made, provided that Executive has made a timely election for COBRA coverage.

(e) The parties agree that in the event that a Good Reason Termination and No Cause Termination occur concurrently, Executive is eligible to receive only one Termination Payments B.

7. Federal and State Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local taxes or assessments of all kinds, in accordance with Executive’s Form W-4 on file with the Company and applicable laws. Executive shall be solely responsible for all personal and individual income taxes associated with the amounts payable under the Agreement.

8. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, by verifiable electronic delivery, or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Grover Wray

EVP of Human Resources, The Western Union Company

12500 E. Belford Ave., Suite M22B6

Englewood, CO 80112

With a copy to:

Sally Sommers

Associate General Counsel, The Western Union Company

Global Employment Labor and Benefits Law Group

12500 E. Belford Ave, Suite M21A3

Englewood, CO 80112

If to the Executive, to:

Scott T. Scheirman

1050 Buffalo Ridge Road

Castle Rock, CO 80108

With a copy to:

James W. Hubbell

Kelly, Haglund, Garnsey & Kahn LLC

1441 18th Street

Denver, CO 80220

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement is supplemental to, and does not supersede, any non solicitation, non-compete, non-disclosure, or confidentiality agreement that Executive may have signed while employed with the Company, Western Union Financial Services, Inc., or First Data Corporation.

11. No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a codicil to or a waiver of any subsequent breach hereof.

12. Successors and Assigns. This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives. Executive may not assign this Agreement, and any such assignment shall be null and void. The Company shall have the right to assign the Agreement, and this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado without regard to principles of conflict of laws. The Executive agrees to submit to the jurisdiction of the State of Colorado. The Executive waives any and all objections to jurisdiction or venue. THE PARTIES AGREE TO WAIVE THEIR RIGHT TO TRIAL BY JURY FOR ANY DISPUTE HEREUNDER.

14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE WESTERN UNION COMPANY WESTERN UNION L.L.C.		EXECUTIVE

By:	/s/ Sally M. Sommers	/s/ Scott T. Scheirman
	Sally M. Sommers, Esq. Associate General Counsel Global Employment, Benefits and Labor Law Group	Scott T. Scheirman

EXHIBIT A

THE WESTERN UNION COMPANY

AGREEMENT AND RELEASE

This is an Agreement and Release (“Agreement”) between Scott T. Scheirman (“Executive”) and Western Union LLC (“WULLC”), a subsidiary of The Western Union Company (collectively, the “Company”) whereby Executive’s employment will be terminated effective ______________________________ (“Termination Date”).

1. Payments and Benefits. In consideration for Executive’s execution of this Agreement, but subject to the paragraph in this Agreement entitled “Review Period and Revocation” and the terms of paragraph 11, the Company agrees to provide to Executive the following payments and benefits, consistent with and subject to the terms of the Employment Agreement effective September 29, 2006. Provision of the severance payments and benefits specified in subparagraphs (a) and (b) hereof is intended to comply with the terms of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, based upon the assumption that Executive is a “specified employee” within the meaning of Code § 409A.

(a)	Executive will receive installment payments of $_________, less tax withholding and other legally allowed deductions, on the 15th and last business day of each month for the period commencing on ___________ and ending ______________, up to a total amount of $______________. On ____________________, Executive shall also receive a lump sum payment in the amount of $______________, less tax withholding and other legally allowed deductions, representing accumulated installment payments Executive would have received under the Termination Payments during the first six months after the Termination Date but for his status as a “specified employee” under Code Section 409A. The period from the Termination Date through ______________ is defined as the Termination Period.

(b)	On _______________________, Executive shall also receive a lump sum payment in the amount of $______________, less tax withholding and other legally allowed deductions, which represents the approximate difference in cost between COBRA premiums and active employee premiums for 18 months of COBRA coverage, provided that Executive has made a timely election for COBRA coverage. Notwithstanding the foregoing, Executive’s continued health benefits coverage under this subsection shall cease as of the date the Executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs. From and after the beginning of the Termination Period, Executive will not be eligible to continue active participation in any other Company benefit plan, program or perquisite, including but not limited to long-term incentive compensation, nonqualified deferred compensation, employee stock purchase, 401(k),

Exhibit A - Page 1

pension, life insurance, long-term disability coverage, or any other plan or policy. Details about specific plan coverages, conversion and distribution eligibility will be provided separately. Information on electing COBRA coverage will be provided at the conclusion of group health plan eligibility.

(c)	Termination Payments A. Executive’s unvested non-qualified stock options and restricted stock awards awarded in the Spin Off Grant and any other non-qualified stock options and restricted stock awards granted from the Spin-Off date through February 29, 2008 will become quick vested effective on March 1, 2008, and Executive’s non-qualified stock options will be exercisable for three months until February 28, 2009 subject to the provisions of Code §409A, the terms and conditions of the Plans or until the term of such awards have expired, if earlier.

(c)	Termination Payments B. Executive’s unvested non-qualified stock options and restricted stock awards awarded in the Spin Off Grant and any other non-qualified stock options and restricted stock awards granted from the Spin Off date through the Good Reason or No Cause Termination Date will become quick vested effective on the Good Reason or No Cause Termination Date, and that Executive’s non-qualified stock options will be exercisable for three months following the Good Reason or No Cause Termination Date subject to the provisions of Code §409A, the terms and conditions of the Plans or until the term of such awards have expired, if earlier.

(d)	To the extent permitted under applicable law, Executive agrees that the Company may deduct from the payments referenced in this Payments and Benefits paragraph any outstanding debt Executive owes the Company and its subsidiaries or Affiliates including, but not limited to, the value of unreturned property, any overpayment made to Executive, or any other amount Executive owed to the Company, its subsidiaries or Affiliates.

2. Complete Release. In consideration of those payments and benefits listed above which are payable only under this Agreement, Executive agrees to and hereby does knowingly and voluntarily release and discharge the Company, its subsidiaries and Affiliates, their agents, executives, directors, officers, employees and their predecessors and successors and the subsidiaries, Affiliates, agents, executives, directors, officers and employees of such predecessors and successors (the “Released Parties”), from any and all claims, causes of action and demands of any kind, whether known or unknown, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Agreement. Included in the release set forth in the preceding sentence, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, and the Age Discrimination in Employment Act of 1967, each as amended, as well as any other federal, state or local employment discrimination or labor laws, and/or contract, tort, or wage and hour laws, and which are related

Exhibit A - Page 2

to Executive’s employment with the Company or the termination of that employment. The foregoing release shall not apply to (i) Executive’s right to indemnification under the Company’s bylaws or otherwise, (ii) rights to directors and officers liability insurance (to the extent eligible), (iii) obligations of the Company created by this Agreement, or (iv) claims, causes of action or demands of any kind that may arise after the date this Agreement is executed and which are based on acts or omissions occurring after such date.

For purposes of this Agreement, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person. As used herein, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 5% of the voting securities of the Person. Company shall be deemed to control any settlement network in which it has any equity ownership. As used herein, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.

3. Return of Company Property. On or before the last day of Executive’s active employment, Executive will resign from all titles and positions with the Company, and return to the Company all property within Executive’s possession belonging to the Company, its subsidiaries or Affiliates, any customers of the Company or its subsidiaries or Affiliates or any entity with whom the Company, its subsidiaries or Affiliates has entered into a confidentiality agreement, including, but not limited to, reports, maps, files, memoranda, records, credit cards, keys, passes, customer lists, information, forms, software, formulas, plans, documents, systems, designs, methodologies, product features, technology, and other written and computer material, equipment and access codes, and copies of same that Executive has requested or received, prepared or helped to prepare in connection with Executive’s employment with the Company. Executive will not at any time, now or thereafter, retain any copies, duplicates, reproductions or excerpts of such property.

4. Commencing Another Position. If Executive obtains employment with the Company or its subsidiaries or Affiliates during the Termination Period (“Subsequent Company Employment”), any and all further payments or benefits under the Agreement immediately will cease as of the date of such employment. In the event of Subsequent Company Employment, Executive specifically agrees that the offer of employment to Executive by the Company or its subsidiaries or Affiliates, and Executive’s acceptance thereof, is sufficient consideration to support the release of claims contained herein notwithstanding the fact that payments and benefits hereunder have ceased. If Executive obtains employment during the Termination Period with an entity other than the Company or its subsidiaries or Affiliates (“Subsequent Non-Company Employment”), Executive will, subject to the provisions of this Agreement, continue to receive cash payments in accordance with paragraph 1(a) of this Agreement, but, except as otherwise required under applicable law, will no longer be eligible to receive the benefits specified under paragraph 1(b) of this Agreement as of the date Executive becomes eligible to receive such benefits under a subsequent employer’s benefit plans or policies. In any event, it is Executive’s obligation to immediately advise the Company of Subsequent Non-Company Employment.

Exhibit A - Page 3

5. Cooperation. During the Termination Period and thereafter, Executive agrees to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company. Company will take into consideration the Executive’s personal and business commitments, will give the Executive as much advance notice as reasonably possible, and ask that [to the extent fully possible] Executive be available at such time or times, and at such location or locations, as are mutually convenient to the Company and the Executive. Company agrees to reimburse Executive for the actual out-of-pocket expenses Executive incurs, [in accordance with the Company’s travel expense reimbursement policy,] as a result of Executive’s complying with this paragraph 6, subject to Executive’s submission to the Company of documentation substantiating such expenses as the Company may reasonably require. To the extent that it is consistent with the Company’s by-laws, certificate of incorporation and applicable laws, the Company will engage on its own behalf to represent Executive with legal counsel of its choosing if necessary in connection with such cooperation, and in any event will reimburse Executive for documented, reasonable and necessary out-of-pocket travel expenses as are required and which Executive incurs in complying with Executive’s obligations under this paragraph. If for any reason the Company determines that a conflict of interest may exist between Executive and the Company, the Company may require Executive to obtain separate counsel in which case the Company will subsequently reimburse Executive for the reasonable and necessary legal fees associated with the use of such counsel and/or related travel expenses (as limited above), to the extent that such reimbursement is permitted by the Company’s by-laws, certificate of incorporation and applicable laws.

6. Confidentiality and Non-Disparagement. Executive hereby agrees to maintain the terms and conditions of this Agreement in the strictest confidence and agrees not to disclose any of the terms of this Agreement unless and to the extent such disclosure is required by law or to secure advice from a legal or tax advisor or outplacement provider. This obligation extends to Executive’s agents, including all tax advisors, who Executive must duly notify of the confidential nature of the content of this Agreement and of their confidential obligations hereunder. Notwithstanding this provision it is acknowledged that Executive’s position as a principal financial officer of the Company requires disclosure of this Employment Agreement and Agreement and Release under the applicable SEC filings. The Company further acknowledges that Executive may be required to discuss the terms of this Employment Agreement and Agreement and Release with the Investment Community and others.

Executive agrees not to intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the business or reputation of the Company or its subsidiaries or Affiliates, or any of their directors, officers, managers or employees, unless such statements are required by law. Company agrees that its officers, directors, and Executive Committee Members shall not intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the reputation of Executive, unless such statements are required by law.

7. Severability and Governing Law. In the event that any provision of this Agreement is deemed unenforceable, Executive agrees that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be

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enforceable to the maximum extent permitted by law. The provisions in this Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to principles of conflicts of law.

8. Non-Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company, any of the other Released Parties, or Executive that any of the parties violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct, the parties expressly denying any such improper or illegal conduct.

9. Other Agreements, Survivability and Successorship. Executive acknowledges that, except as noted in the following sentence, this Agreement is the entire agreement between the Company and Executive and that Executive has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of the Agreement or any other matters not contained herein. This Agreement is supplemental to, and does not supersede, any non-solicitation, non-compete, non-disclosure, confidentiality and other agreements that Executive may have signed while employed with the Company. In addition to this paragraph, the following paragraphs in this Agreement survive the termination of this Agreement: Complete Release; Return of Company Property; Commencing Another Position; Cooperation; Confidentiality and Non-Disparagement; Severability and Governing Law; Non-Admission; and Other Agreements, Survivability and Successorship.

This Agreement inures to the benefit of any successors or assigns of the Company, and Executive’s obligations apply equally to the Company and its successors and assigns.

In the event of Executive’s death prior to Executive’s receipt of all of the sums due to Executive under paragraph 1(a) above, the unpaid balance of such sums shall be paid to Executive’s estate.

10. Consideration and Remedy. Executive acknowledges that the following paragraphs are material provisions of this Agreement: Complete Release, Return of Company Property; Commencing Another Position; Cooperation; Confidentiality and Non-Disparagement; Restrictive Covenant Agreement; Severability and Governing Law; and Other Agreements, Survivability and Successorship (collectively, the “Material Provisions”). Executive further acknowledges that (i) the first $50,000 payable to Executive as payments pursuant to subparagraph (a) of the “Payments and Benefits” paragraph of this Agreement is consideration (the “ADEA Consideration”) for Executive’s release and waiver in the “Complete Release” paragraph of this Agreement of any claims, causes of action and demands of any kind arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA Released Claims”) and (ii) the remainder of the amount payable to Executive as payments and benefits described in the “Payments and Benefits” paragraph of this Agreement are consideration (the “Other Consideration”) for (a) the Executive’s release and waiver in the “Complete Release” paragraph of this Agreement of any claims, causes of action and demands of any kind other than

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the ADEA Released Claims (the “Other Released Claims”) and (b) the Executive’s obligations pursuant to the Material Provisions. In the event of a breach by Executive of the Material Provisions (excluding ADEA Released Claims) or in the event Executive challenges the enforceability of this Agreement as to any of the Other Released Claims, the Company shall be entitled to immediately cease providing to Executive the Other Consideration and any other benefits under this Agreement, except to the extent that such payments and benefits are required, either under this paragraph 11 or by law. In the event of a breach of this Agreement by either party, the other party shall be entitled to all remedies available at law or equity.

11. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

12. Review Period and Revocation. Executive acknowledges that Executive was given twenty-one (21) days to review this Agreement from the time Executive received it. Executive acknowledges that the Company has made no promises to Executive other than those contained in this Agreement. EXECUTIVE ACKNOWLEDGES EXECUTIVE WAS ADVISED TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE. Executive is further advised that Executive has 7 days after Executive signs this Agreement to revoke it by notifying the Company of such revocation in writing. In the event Executive revokes this Agreement as specified in the immediately preceding sentence, the Company shall deem this Agreement to be void in its entirety, in which case neither party shall be bound by its terms and no payment shall be made to the Executive hereunder.

Executive’s signature below indicates that Executive has carefully read, reviewed, and fully understands this Agreement. Executive acknowledges that Executive’s signature below constitutes a knowing and voluntary execution of this Agreement and Executive signs the same of Executive’s own free will and it is Executive’s intention to be bound thereby.

Dated this _______day of _____________________, 2006.

THE WESTERN UNION COMPANY WESTERN UNION L.L.C.		EXECUTIVE

By:
	Sally M. Sommers, Esq. Associate General Counsel Global Employment, Benefits and Labor Law Group	Scott T. Scheirman

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